                                                                                                        Exhibit 12

                                               TAUBMAN CENTERS, INC.

                          Computation of Ratios of Earnings to Combined Fixed Charges and
                                       Preferred Dividends and Distributions
                                           (in thousands, except ratios)

                                                                               Nine Months Ended September 30
                                                                               ------------------------------
                                                                                 2002                  2001
                                                                                 ----                  ----

Net earnings from continuing operations before income
   from equity investees                                                   $      10,858         $      23,554

   Add:
       Fixed charges                                                              67,846                71,857
       Amortization of previously capitalized interest                             1,592                 1,036
        Distributed income of Unconsolidated Joint Ventures                       19,967                17,734

   Deduct:
       Capitalized interest                                                       (4,537)              (22,234)
                                                                           -------------         -------------

Earnings available for fixed charges
   and preferred dividends and distributions                               $      95,726         $      91,947
                                                                           =============         =============

Fixed charges:
    Interest expense                                                       $      61,424         $      47,388
    Capitalized interest                                                           4,537                22,234
    Interest portion of rent expense                                               1,885                 2,235
                                                                           -------------         -------------
       Total Fixed Charges                                                 $      67,846         $      71,857

Preferred dividends and distributions                                             19,200                19,200
                                                                           -------------         -------------

    Total fixed charges and preferred
      dividends and distributions                                          $      87,046         $      91,057
                                                                           =============         =============

Ratio of earnings to fixed charges and
   preferred dividends and distributions                                             1.1                  1.0